Exhibit 5.1

Goodwin Procter LLP Counselors at Law 4365 Executive Drive 3rd Floor San Diego, CA 92121	T: 858.202.2700 F: 858.457.1255 www.goodwinprocter.com
February 8, 2008
AVANIR Pharmaceuticals
101 Enterprise, Suite 300
Aliso Viejo, California 92656
Re:     Securities Being Registered under Registration Statement on Form S-3
Ladies and Gentlemen:
     This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by AVANIR Pharmaceuticals, a California corporation (the “Company”) of an indeterminate number of shares of (i) Common Stock, no par value (the “Common Stock”), (ii) Preferred Stock, no par value (the “Preferred Stock”), which may be issued as such or in the form of depositary shares (the “Depositary Shares”) evidenced by depositary receipts issued against deposit of shares of Preferred Stock pursuant to a deposit agreement to be entered into between the Company and a bank or trust company selected by the Company (the “Depositary”), (iii) senior and subordinated debt securities (the “Debt Securities”) and (iv) warrants to purchase Common Stock, Preferred Stock and Depositary Shares (the “Warrants”), having a maximum aggregate public offering price of $25,000,000. The Registration Statement provides that the Common Stock, Preferred Stock, Depositary Shares, Debt Securities and Warrants may be sold from time to time in one or more offerings up to a total public offering price of $25,000,000 on terms to be set forth in one or more prospectus supplements (each a “Prospectus Supplement”) to the prospectus contained in the Registration Statement.
     We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.
     The opinions expressed below are limited to California law and the federal laws of the United States. Without limiting the generality of the foregoing, we express no opinion with respect to (i) state securities or “Blue Sky” laws, or (ii) state or federal antitrust laws.
     For purposes of the opinions expressed in paragraphs (1) through (5) below, without limiting any other exceptions or qualifications set forth herein, we have assumed that after the issuance of the Common Stock offered pursuant to the Registration Statement, the total number

February 8, 2008

of issued shares of Common Stock, together with the total number of shares of Common Stock reserved for issuance upon the exercise, exchange or conversion, as the case may be, of any exercisable, exchangeable or convertible security then outstanding, will not exceed the total number of authorized shares of Common Stock under the Company’s Articles of Incorporation, as amended and then in effect.
     For purposes of the opinions expressed in paragraphs (1) through (5) below, without limiting any other exceptions or qualifications set forth herein, we have also assumed that after the issuance of the Preferred Stock offered pursuant to the Registration Statement, the total number of issued shares of Preferred Stock, together with the total number of shares of Preferred Stock reserved for issuance upon the exercise, exchange or conversion of any exercisable, exchangeable or convertible security then outstanding, will not exceed the total number of authorized shares of Preferred Stock under the Company’s Articles of Incorporation, as amended and then in effect, and that the Company will not create a series of Preferred Stock that is assessable.
     Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:
(1)	when (i) specifically authorized for issuance by the Company’s Board of Directors or a duly authorized committee thereof (the “Common Stock Authorizing Resolution”) and (ii) shares of Common Stock have been issued as contemplated in the Common Stock Authorizing Resolution against receipt by the Company of the consideration therefor provided in the Common Stock Authorizing Resolution, such shares of Common Stock will be validly issued, fully paid and non-assessable;

(2)	when (i) specifically authorized for issuance by the Company’s Board of Directors or a duly authorized committee thereof (the “Preferred Stock Authorizing Resolution”) and (ii) shares of Preferred Stock have been issued as contemplated in the Preferred Stock Authorizing Resolution against receipt by the Company of the consideration therefor provided for in the Preferred Stock Authorizing Resolution, then (A) the Preferred Stock will be validly issued, fully paid and non-assessable and (B) if the Preferred Stock is convertible into Common Stock, the Common Stock, if and when duly issued upon the conversion of such Preferred Stock, will be validly issued, fully paid and non-assessable;

(3)	when (i) specifically authorized for issuance by the Company’s Board of Directors or a duly authorized committee thereof (the “Depositary Share Authorizing Resolution”), (ii) the terms of the depositary agreement under which

February 8, 2008

the Depositary Shares are to be issued have been duly established and such deposit agreement has been duly authorized, executed and delivered by the Company and the Depositary, (iii) the terms of the Depositary Shares and of their issuance and sale have been duly established in conformity with the deposit agreement, (iv) the shares of Preferred Stock represented by the Depositary Shares have been duly authorized, validly issued and delivered to the Depositary, (v) the depositary receipts evidencing the Depositary Shares have been duly executed, countersigned and issued against deposit of such shares of Preferred Stock in accordance with the deposit agreement, (vi) the Depositary Shares have been issued as contemplated in the Depositary Share Authorizing Resolution against receipt by the Company of the consideration therefor provided for in the Depositary Share Authorizing Resolution and (vii) if all of the foregoing actions are taken so as not to violate any applicable law or result in default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, then (A) the Depositary Shares will be validly issued and the depositary receipts representing such Depositary Shares will entitle the holders thereof to the rights specified in the Depositary Shares and the deposit agreement and (B) if the Depositary Shares are convertible into Common Stock, the Common Stock, if and when duly issued upon conversion of such Depositary Shares, will be validly issued, fully paid and non-assessable;
(4)	when (i) specifically authorized for issuance by the Company’s Board of Directors or a duly authorized committee thereof (the “Debt Securities Authorizing Resolution”), (ii) the applicable indenture relating to the Debt Securities has been duly authorized, executed and delivered by the Company and by the trustee thereunder, (iii) the terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the applicable indenture so as not to violate any law or result in any default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (iv) the Debt Securities have been duly executed and authenticated in accordance with the applicable indenture and (v) the Debt Securities have been issued as contemplated in the Debt Securities Authorizing Resolution against receipt by the Company of the consideration therefor provided in the Debt Securities Authorizing Resolution, then (A) the Debt Securities will constitute valid and legally binding obligations of the Company and (B) if the Debt Securities are convertible into Common Stock or Preferred Stock, the Common Stock and Preferred Stock, if and when issued upon conversion of the Debt Securities will be validly issued, fully paid and non-assessable;

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(5)	when (i) the terms of the Warrants and the applicable warrant agreement are established or authorized and the Warrants are specifically authorized for issuance by the Company’s Board of Directors or a duly authorized committee thereof (the “Warrants Authorizing Resolution”), (ii) the Warrants are duly executed by the Company and all conditions for delivery of the Warrants established in the Warrants Authorizing Resolution have been met and (iii) the Warrants are delivered by the Company against receipt by the Company of the consideration therefor provided for in the Warrants Authorizing Resolution, then (A) the Warrants will be binding obligations of the Company and (B) the Common Stock, Preferred Stock or Depositary Shares issuable upon exercise of the Warrants, assuming receipt by the Company of the consideration payable by the holders of the Warrants upon exercise thereof as provided in the Warrants and the applicable warrant agreement, the Common Stock, Preferred Stock or Depositary Shares, as applicable, if and when duly issued upon such exercise, will be validly issued, fully paid and non-assessable; and
     The opinions expressed above, as they relate to the Debt Securities, are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.
     This opinion letter and the opinions it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).
     We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.
Very truly yours,
/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP